HESPEROS INC.

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (this "**Agreement**") is made and entered into as of 01 August 2024 by and between Hesperos Inc., a Delaware corporation (the "**Company**"), and Lawrence Florin, an individual residing in Pennsylvania (the "**Employee**").

NOW, THEREFORE, in consideration of the mutual agreements set forth herein, the parties agree as follows:

1. ***Services and Compensation***.

1.1 Employee has been performing services customarily performed by a Chief Executive Officer ("CEO") since 01 May 2024 (the "**Effective Date**") and agrees to continue to perform for the Company such services, including the Services (defined below).

1.2 The Company desires to continue to employ the Employee and the Employee desires to be employed by the Company and continuing through the third-year anniversary 30 April 2027. Commencing on 01 May 2027, and on the anniversary date for each year thereafter, the terms of this Agreement (including any amendments or modifications to this Agreement) shall be extended for one year, unless at least 90-days prior to such 30 April date the Company or the Employee provides written notice to the other party expressing a desire to not extend the Agreement.

a) Following the expiration or termination of this Agreement, the Employee's employment will not be covered by this Agreement except for Change of Control Compensation and/or Severance Compensation [as described in Section 5.0 (including subsections 5.2 and 5.2)] and applicable restrictive covenant provisions, all of which are intended to survive the expiration of this Agreement in all cases.

1.3 Subject to the terms herein, Employee's employment with the Company is "at will" employment. Employee and Company acknowledge that this employment relationship may be terminated at any time, upon written notice to the other party, at the option of the Employee or the Company. Notwithstanding this employment relationship, Employee will be entitled to severance benefits depending on the circumstances of the Employee's termination and/or resignation as described in this Agreement.

1.4 The Company agrees to pay Employee the compensation set forth in Exhibit A for the performance of the Services.

1.5 ***Duties***. During his employment with the Company, the Employee shall perform for the benefit of the Company such duties, assignments and services customarily associated with the responsibilities of a CEO as set forth in Exhibit A attached hereto (the "**Services**"). The Employee shall provide all the Services in a professional and competent manner in accordance with generally accepted industry practices, and in a manner consistent with, and within the limits of, all laws applicable to Company, and the policies and procedures of Company in effect from time to time. The Employee shall be subject to the Company's policies, procedures,

and approval practices, in effect for all employees of the Company. The Employee will report directly to the Board of Directors (the "**Board**").

During the period not to exceed 12 months following the Effective Date, Employee will serve as an observer to the Board. On (or before) the first anniversary of the Effective Date, during the Employee's employment, subject to approval of the Nomination Committee and the Board of Directors, Employee will be elected to serve as a voting member of the Board.

Employee shall immediately resign as a Board member upon his termination as CEO.

2. ***Terms of Engagement***.

2.1 ***Definitions***. For purposes of this Agreement, the following terms will have the following meanings:

a) "**Accrued Expenses**" means any appropriate business expenses incurred by the Employee in connection with the Employee's performance of the Services hereunder, all such expenses shall be paid within 30 days of submission of an expense report including any and all accrued expenses, to the extent unpaid or unreimbursed as of the date of termination including any reasonable expenses incurred by Employee to wind-down activities through the date of termination of employment.

b) "**Confidential Information**" means any information related to any aspect of the business of the Company (including any person or entity directly or indirectly controlled by or controlling the Company, or in which any of the aforesaid have at least a 50% interest) which is either (i) information not known by the trade generally, even though such information may be disclosed to one or more third parties pursuant to agreements entered into by the Company, or (ii) is proprietary information of the Company, whether of a technical nature or otherwise, including any information made, created, generated, conceived, developed or otherwise resulting from the Services performed by the Employee under this Agreement. Confidential Information includes "Inventions" (as defined below), any other inventions, trade secrets, original works, findings, reports, disclosures, processes, systems, methods, formulae, procedures, concepts, compositions, techniques, drawings, models, diagrams, flow charts, research, data, devices, machinery, copyrights, copyright applications, patents, patent applications, trademarks, trademark applications, intellectual property, instruments, materials, products, patterns, compilations, programs, techniques, sequences, designs, research or development activities and plans, specifications, documentation, algorithms, software, computer programs, source code, object code, mask works, costs of production, contract forms, prices, pricing policies and similar financial data, volume of sales, promotional methods, marketing plans and techniques, identities of and information regarding customers, clients and personnel, lists of vendors or suppliers, business plans, business opportunities, financial statements and other financial information. Confidential Information also includes the confidential or proprietary information of the Company's consultants, vendors, suppliers, partners, customers, clients, and other parties with which it does business.

c) "**Inventions**" means any and all ideas and discoveries, including, without limitation, inventions, trade secrets, original works, findings, reports, disclosures, processes, systems, methods, formulae, procedures, concepts, compositions, techniques, drawings, models, diagrams, flow charts, research, data, devices, machinery, intellectual property,

instruments, materials, products, patterns, compilations, programs, techniques, sequences, designs, specifications, documentation, algorithms, software, computer programs, source code, object code and mask works, biological materials, cell lines, cell growth media, chemicals, pharmaceuticals, as well as improvements thereof or know-how related thereto, whether copyrightable or patentable or not, which are made, created, generated, conceived, or developed by the Employee, alone or in combination with others, either pursuant to or otherwise resulting from (i) the provision of Services under this Agreement, or (ii) the use of or as a result of access to Confidential Information, including but not limited to any derivative work which constitutes an improvement or modification to any tangible form of Confidential Information, such as any design, drawing, or product that embodies Confidential Information.

d) **"Voluntary Termination"** means termination of the Employee's relationship with the Company by the voluntary action of the Employee except for a Voluntary Termination for Good Reason.

e) "Beneficial Ownership" means an individual or entity who either directly or indirectly: (1) exercises Substantial Control over the Company or (2) owns or controls ≥50 percent of the Company's ownership interests.

f) "Substantial Control" means that an individual or entity who has authority to appoint, remove or modify the duties and/or responsibilities of the CEO (and other Company officers) and/or appoint or remove individual members or a majority of members of the Company's Board of Directors or has other forms of Substantial Control regardless of having Beneficial Ownership.

g) "Voluntary Termination for Good Reason" means termination of the Employee's relationship with the Company by the voluntary action of the Employee in the event any of the following arises from and of the following: (A) the Company's material breach of this Employment Agreement, which is uncorrected within 30 days; (B) a Change of Control (including a change of Substantial Control) or (C) during a Transition Period following a Change of Control.

Good Reason includes, but is not limited to: (i) a material reduction in Employees duties or responsibilities; (ii) a material reduction in Employee's Base Salary, Periodic Bonus or Benefits; (iii) any relocation of Employee's remote work location (even if paid by company) that is a distance of >30 miles from the then current location; or (iv) any material breach of this Agreement by Company; provided, however, prior to any such termination, the Employee must provide written notice providing in reasonable detail the specific circumstances alleged to constitute Good Reason to the Company within 60 days after the occurrence of the event constituting Good Reason. The Company shall have a period of 30 days in which it may correct the act or failure to act that constitutes the grounds for Good Reason as set forth in the Employee's written notice. If the Company does not correct the act or failure to act, the Employee's employment will terminate for Good Reason on the first business day following the Company's 30-day cure period.

h) "Transition Period" means the time needed (not to exceed 6 months) from the effective date of a Change of Control that results in new Beneficial Ownership owning ≥50% of the Company's stock to secure needed approval from the Company's Board, and/or shareholders, and/or regulatory authorities and/or the time needed to acclimate and understand the

Company's operations (or if Beneficial Ownership can exert Substantial Control even without owning ≥50% of the Company's stock).

2.2 ***Term of Employment***. This Agreement shall commence on the date of execution by both parties and shall end on such date as the Employee's employment terminates in accordance with Section 2.3 of this Agreement. Subject to the balance of this Agreement, the Employee shall be an at-will employee of the Company whose employment may be terminated (by the Company or by the Employee) at any time, for any or no reason.

2.3 ***Termination***. This Agreement may be terminated by the Company or by the Employee at any time by the giving of written notice thereof of not less than 30 days. The Company, upon a termination of the Services hereunder shall (i) reimburse the Employee for any then unreimbursed Accrued Expenses, (ii) pay any cash compensation for any Services performed (including any Periodic Bonuses earned) during the term prior to the date of termination of the Agreement, and (iii) pay Employee the Severance Compensation and/or Change of Control Compensation (as applicable), as set forth in Section 5.

2.4 ***Termination For Cause.*** The Company may terminate the Employee's employment and this Agreement, For Cause ("For Cause"), at any time during the Term of this Agreement and without any notice period. For purposes of this Agreement, For Cause shall mean that the Employee: (i) willfully and repeatedly failed to perform the Employee's material responsibilities under this Agreement (other than any such failure resulting from the Employee being temporarily or permanently disabled or incapacitated or due to a force majeure beyond the Employee's reasonable control), after written Notice and demand for performance improvement has been given by the Company that specifically identifies how the Employee has failed to perform such responsibilities and a reasonable period of time of not less than 45 days has elapsed in which to cure; however, no notice period will be required if Employee (ii) engages in illegal conduct or intentional misconduct in the performance of Employee's duties which in either case is materially injurious to the Company or any of its affiliates; (iii) is convicted of a felony involving moral turpitude or which is materially injurious to the Company or any of its affiliates; or (iv) breaches any of the material terms of this Agreement.

If the Company elects to terminate the Employee's employment For Cause, as defined above, the Employee shall be entitled to receive the payments specified in Section 2.3 (i) and (ii), but Employee shall not be entitled to any other compensation or benefits.

3. ***Representations of the Employee***.

As a material inducement to the Company to enter into this Agreement, the Employee hereby represents and warrants to the Company as follows:

3.1 The Employee's execution of this Agreement and compliance with the terms herein will not constitute a breach of any other agreement to which the Employee is a party or any obligation by which the Employee is bound.

3.2 The Employee has no obligation to others which is inconsistent with the terms of this Agreement or with the Employee's faithful performance of its duties as an employee of the Company.

3.3 The Services will be performed in a professional and workmanlike manner.

3.4 All work under this Agreement shall be the Employee's original work and none of the Services or Inventions nor any development, use, production, distribution, or

exploitation thereof will infringe, misappropriate, or violate any intellectual property or other right of any person or entity (including, without limitation, the Employee).

3.5 The Employee shall comply with all applicable laws and Company safety rules in the course of performing the Services.

3.6 Though not contemplated, if the Employee's work requires a license, the Employee (and the employee is agreeable to undertaking such work) will obtain such license and the license will be in full force and effect. Company agrees to pay all necessary training and licensing costs and fees, including continued licensure for Employee.

4. ***Compensation and Expenses***.

4.1 ***Cash Compensation***. In further consideration of the Employee's performance of Services provided under this Agreement, the Company shall pay the Employee a Base Salary ("Base Salary") at a rate established in Exhibit A.

a) Base Salary Adjustments. During the term of the Employee's employment with Company, Employee shall be eligible for periodic and year-end increases to the then Base Salary as may be determined at the discretion of the Company's Board.

b) Periodic Bonuses. During the term of Employee's employment with Company, Employee shall be eligible for Periodic (including annual) Bonuses, which may be paid in either cash and/or equity (eg, stock awards, stock options, restricted stock units as permitted in the Company's Omnibus Incentive Plan, herein incorporated by reference), as is awarded at the discretion of the Company's Board.

i. The criteria for any such Bonuses will be jointly agreed between the Employee and the Company's Board.

ii. Employee's target bonus will be equal to at least 50% of Employee's annual Base Salary at that time. The calculated value of any stock bonuses will be based on the grant date fair value (or other mechanisms) as determined by the Company's Board.

iii. Any equity Bonus shall contain such rights and features afforded to other comparable equity Bonuses awarded by the Company.

4.2 ***Benefits***. During the term of Employee's employment with the Company, Employee shall be entitled to participate in the Company's employee benefit plans and programs.

a) Company and Employee agree that the Company's existing benefit plans will be evaluated and may need to be supplemented to address compensation inequities for the Employee. For the avoidance of doubt, supplemental benefits will be paid by Company on behalf of Employee. The benefits to be evaluated including, but are not limited to: medical benefits, supplemental short- and long-term disability, life insurance, accidental death and dismemberment protection, accident insurance (related to Employee business-related travel), among others. These benefits are in addition to Company-paid business insurance such as Key Person and Directors and Officers policies, (and others) that may be required.

b) *Paid Time Off and Holidays*. During the Term of this Agreement, Employee, shall be entitled to Paid Time Off (PTO) of 30 days, that may be used for any of the following including, but not limited to, vacation, medical appointments, illness/injury, personal or family emergencies and/or illness, bereavement, or other personal business. Employee shall be entitled to Company-paid Holidays, separate from PTO.

5. ***Severance Compensation and Change of Control Compensation***

As the CEO of Company, Company agrees that the Employee will have the following consideration in case Company exercises its right at will to terminate Employee's continued employment or because Employee is terminated from continued employment due to a Change of Control or because Employee notifies Company of his intent to submit a Voluntary Termination for Good Reason.

5.1 ***Severance Compensation***. - In accordance with the notice of termination provisions contained in Section 2.3, the Company may terminate the Employee's employment and this Agreement at any time for any reason. If the Company terminates Employee's employment, other than For Cause, Employee also shall be entitled to receive the following Severance Compensation as described in Section 5.1 a (in its entirety).

a) The following Severance Compensation and benefits will be paid to Employee according to the schedule in Table 1. [All calculations regarding term of service will be calculated by rounding up to end of the month as if the employ had completed the month. For the avoidance of doubt, if Employee is terminated after completing more than 5 months of employment, but less than 6 months of employment, Severance Compensation will be paid as if Employee completed 6 months of employment.]

i. Company will provide Severance Compensation equal to the Employee's then current Base Salary, based upon the duration of service, and payable in accordance with the Company's normal payroll practices, as described in Table 1.

ii. Company will pay Employee any Periodic (including annual) Bonus calculated on a *pro rata* basis based on the target amount already agreed to by and between Employee and Board prior to the date of termination. If no new Period Bonus target has been agreed, then the prior year's total target Periodic Bonus amount will be paid on a *pro rata* basis.

iii. The vesting of all shares of Company stock, including any and all stock units and/or options to acquire Company stock and any other equity incentive awards held by the Employee will be accelerated, with all such stock unit, options and/or incentive awards calculated on a *pro rata* basis to the time of termination rounding up to the end of the same month and all restrictions to exercising such shares shall be removed as of the date of termination. For the avoidance of doubt, the *pro rata* acceleration of stock will supersede the annual vesting requirement and be calculated on a monthly basis, (ie, the amount of stock that would vest in that year will be divided by 12).

iv. Company will provide the same medical and all other benefits available to, due to, or earned by Employee at the same cost that would be paid by other employees or that were paid for by the Employee and reimbursed by the Company for the period described based upon the duration of the Employee's service to the company as noted in Table 1.

In lieu of any benefits that cannot be provided, Company will pay Employee, in advance of needed payment and/or provisioning dates, an amount that, after taxes, is sufficient for the Employee to purchase equivalent benefits.

b) If Employee is terminated due in whole or part to a Change of Control, then this Section 5.1 a) (in its entirety) will be superseded by Section 5.4 a).

c) No Severance Compensation will be paid if Employee is terminated For Cause or because of Employee's Voluntary Termination (except if in the case of a Voluntary Termination for Good Reason or termination that arises from a Change of Control of the Company).

Table 1: Severance Compensation, Periodic Bonus, Medical & Other Benefits

Duration of Employment (Months)	**Severance Compensation** (Months)	**Periodic Bonus**	**Medical & Other Benefits** (Months)	**Unvested Stock Awards**
< 6	None	None	3	N/A
≥ 6 to < 12	3	None	6	N/A
≥ 12 to < 18	6	*Pro rata*	9	Accelerated *Pro Rata*
≥ 18 to < 24	9	*Pro rata*	12	
≥ 24	12	*Pro rata*	12	

5.2 ***Change of Control***: For purposes of this Employment Agreement, Change of Control ("Change of Control") means:

(i) a change in ownership or control of the Company effected through a transaction or series of transactions whereby any "person" (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended ("Exchange Act")) or any two or more persons deemed to be one "person" (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act), other than the Company or any of its affiliates, an employee benefit plan sponsored or maintained by the Company or any of its affiliates (or its related trust), or any underwriter temporarily holding securities pursuant to an offering of such securities, directly or indirectly acquire "Beneficial Ownership" (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company's securities eligible to vote in the election of the Board (the "Company Voting Securities"); (ii) the date, within any consecutive twenty-four (24)-month period commencing on or after the Effective Date, upon which individuals who constitute the Board as of the Effective Date (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; *provided, however*, that any individual who becomes a director subsequent to the Effective Date whose election or nomination for election by the Company's stockholders was approved by a vote of at least a majority of the directors then constituting the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board; or (iii) the sale or disposition, in one or a series of related transactions, of all or substantially all of the assets of the Company to any "person" (as defined in Section 3(a)(9) of the Exchange Act) or to any two or more persons deemed to be one "person" (as used in Sections 13(d)(3) and 14(d)(2) of the Exchange Act) other than the Company's affiliates.

Notwithstanding the foregoing, (x) a Change of Control shall not be deemed to occur solely because any person acquires Beneficial Ownership of fifty percent (50%) or more of the Company Voting Securities as a result of an acquisition of Company Voting Securities by the Company that reduces the number of Company Voting Securities outstanding, and (y) with respect to the payment of any amount that constitutes a deferral of compensation subject to Code Section 409A (defined below) payable upon a Change of Control, a Change of Control shall not be deemed to have occurred, unless the Change of Control constitutes a change in the ownership or effective

control of the Company or in the ownership of a substantial portion of the assets of the Company under Section 409A(a)(2)(A)(v) of the Internal Revenue Code.

Further, a Change in Control also shall be deemed to have occurred if a person or two or more persons deemed to be one person as described herein, exert Substantial Control, even without having Beneficial Ownership, but possess the authority to appoint, remove or modify the duties and/or responsibilities of the CEO (and other Company officers)) and/or appoint or remove individual members or a majority of members of the Company's Board of Directors.

5.3 ***Change of Control Compensation***. Upon a Change of Control, the Employee shall be entitled to receive the following Change of Control Compensation, for the appropriate circumstance(s) as described in this Section 5.3 (in its entirety).

Notwithstanding any provision to the contrary that is agreed to by and between the Company and the Employee, upon the effective date of a Change of Control, any unvested incentive stock or equity awards (ie, in the form of restricted stock awards, restricted stock units, stock options or other forms of incentive stock awards permitted by the Omnibus Incentive Plan) stock, held by the Employee shall accelerate and become 100% fully vested and all restrictions regarding the sale of such stock shall be removed upon the effective date of the Change of Control.

In the event Employee is terminated or resigns in whole or part due to a Change of Control, Company agrees to pay all of Employees unreimbursed expenses within 14 days of receipt of submission of expense reports.

a) Continued Employment: If the Employee's position, salary and other (medical) benefits remain unchanged and if the Employee elects to continue to remain employed with the Company, he will be entitled to be paid the total target Periodic (annual) Bonus for the entire current fiscal year (not to be prorated) based on the target amount agreed to by and between the Board and the Employee prior to the effective date of the Change of Control.

If no new Periodic Bonus target has been agreed, then the prior year's total target amount will be paid. The Periodic Bonus payment is to be made within 45 days of the effective date of the Change of Control.

b) Termination: Should the Company terminate the Employee's employment (except For Cause) and this Agreement due, in whole or part, to a Change of Control, the Employee will be entitled to receive the following Change of Control Compensation.

i. Company will pay Employee then current Base Salary for a period of at least 18 months, payable in accordance with Company's normal payroll practices.

ii. Company will pay a Periodic Bonus equal to the highest bonus amount paid to the Employee during his tenure with the Company. The Periodic Bonus payment is to be made within 45 days of the effective date of the Change of Control.

iii. Company will provide the same medical and all other benefits available to, due to, or earned by Employee at the same cost that would be paid by other employees or that were paid for by the Employee and reimbursed by the Company for period of at least 24 months.

c) Voluntary Termination for Good Reason: If the Employee elects to exercise Voluntary Termination for Good Reason (which is uncorrected within 30 days), Employee will be entitled to receive the following Change of Control Compensation.

i. Company will pay Employee then current Base Salary for a period of at least 15 months, payable in accordance with Company's normal payroll practices.

ii. Company will pay a Periodic Bonus equal to the highest bonus amount paid to the Employee during his tenure with the Company. The Periodic Bonus is to be made within 45 days of the effective date of the Change of Control.

iii. Company will provide the same medical and all other benefits available to, due to, or earned by Employee at the same cost that would be paid by other employees or that were paid for by the Employee and reimbursed by the Company for period of at least 18 months.

d) Voluntary Termination during Transition Period: If Employee elects to resign for any reason, during or within 6 months of any Transition Period related to a Change of Control (except for Voluntary Termination for Good Reason), within 6 months of the effective date of the Change of Control or within 6 months of the end of the Transition Plan, the Employee will be entitled to receive the following Change of Control Compensation.

i. Company will pay Employee then current Base Salary for a period of at least 6 months, payable in accordance with Company's normal payroll practices.

ii. Company will pay Employee a Periodic (including annual) Bonus calculated on a *pro rata* basis based on the target amount already agreed to by and between Employee and Board prior to the date of termination. If no new Period Bonus target has been agreed, then the prior year's total target amount will be paid on a prorated basis.

iii. Company will provide the same medical and all other benefits available to, due to, or earned by Employee at the same cost that would be paid by other employees or that were paid for by the Employee and reimbursed by the Company for period of at least 12 months.

e) Company understands and agrees that it (or its successor if as part of an acquisition, investment, sale, merger, share transfer or other significant organizational transactions that would result in a Change of Control) cannot terminate Employee from further employment in order to circumvent the payment of Change of Control Compensation described in this Section 5.3, subsections a), b), c) and d), in their respective entirely. This includes terminating Employee within 90 days prior to the effective date of any Change of Control, or within 180 days of any agreement (eg, execution of a term sheet) that indicates the Company is receptive to negotiating an acquisition, investment, sale, merger, share transfer or other significant organizational transaction that would result in a Change of Control.

5.4 In lieu of any medical (or other) benefits that cannot be provided, the Company will pay Employee, in advance of needed payment and/or provisioning dates, an amount that, after taxes, is sufficient for the Employee to purchase equivalent benefits for the period of the Change of Control Compensation as described in Table 2.

Table 2: Change of Control Severance Compensation, Medical & Other Benefits

Action	**Change of Control Severance Compensation** (Months)	**Periodic Bonus**	**Medical & Other Benefits** (Months)	**Unvested Stock Awards**
Change of Control – Continued Employment	N/A	Target Bonus or Prior Year Target	N/A	Accelerated – 100% Vesting
Termination	18	Highest Bonus	24	
Voluntary Termination for Good Reason	15	Highest Bonus	18	
Resignation – Within 6 months of the effective date of the Change of Control and/or the Transition Plan	6	*Pro Rata* Target Bonus or *Pro Rata* Prior Year Bonus	12	

5.5 ***Termination due to Death or Disability***. In the event Employee can no longer perform the duties of his position due to death, short-term or long-term disability (of not less than 6 months), the Company may terminate the Employee and will pay Employee (or Employee's beneficiaries):

a) If Employee dies, company will pay Employee's beneficiaries the Employee's then current Base Salary for a period of at least 6 months, including all wages earned through to the date of termination and any reasonable (and all non-cancelable) expenses incurred through the date of termination,

i. Any Periodic Bonus earned, calculated on a *pro rata* basis through to the date of termination, [If no new Period Bonus target has been agreed, then the prior year's total target Periodic Bonus amount will be paid on a *pro rata* basis.]

ii. Provide all then existing Medical and Other Benefits to the Employee's beneficiaries for at least 9 months from the month after the month of Employee's death.

iii. Life Insurance policy of not less than one million seven hundred and fifty thousand dollars ($1,750,000.00).

b) Upon termination due to disability, the Employee (or beneficiaries of the Employee) will be paid all amounts due under the Company's insurance programs that will pay Employee (or Employee's beneficiaries):

i. In the event Company terminates Employee from further employment during the short-term disability (STD) coverage period, after the STD period ends, Employee also will be paid Severance Compensation equal to the amount reflective if the Employee have been employed by Company for at least 24 months, as described in Table 1.

- The Company will pay for an STD policy (including any needed supplemental policy) that pays at least 70% of Employee's current Base Salary.
- The Employee's Life Insurance policy of not less than one million seven hundred and fifty thousand dollars ($1,750,000.00) will be portable to Employee and Company agrees to pay for the remainder of the year in which the Employee was terminated from continued employment with the Company and for one additional year thereafter.

ii. In the event Company terminates Employee from further employment during the long-term disability (LTD) coverage period, Employee also will be paid Severance Compensation equal to the amount reflective if the Employee have been employed by Company for at least 24 months, as described in Table 1.

- The Company will pay for a LTD insurance policy (including any needed supplemental policy) that pays the equivalent of at least 70% of Employee's then current Base Salary (less any offsets due to other income sources) as of the date of the event triggering the LTD coverage (after the short-term disability plan coverage is utilized and exhausted). The LTD policy will extend for a minimum 10-year period (from the date the LTD policy activates) and such coverage (as part of the Employee's policy and/or as part of a supplemental policy) is payable to the beneficiaries of the Employee in case of death.

5.6 ***Expense Reimbursement***. The Company agrees to reimburse the Employee for all reasonable and necessary travel and other business-related (eg, industry memberships) expenses incurred by the Employee in conjunction with the Services to the Company, consistent with the Company's standard reimbursement policy.

6. ***Noncompetition***. During the term of this Agreement, and for 12 months thereafter, the Employee will not, directly, or indirectly, as an employee, agent, director, or in any other individual or representative capacity, engage or participate in providing services for the benefit of any actual or potential competitor of the Company, except that the Employee may continue the affiliations set forth in Exhibit C. Potential competitor is defined in this Agreement as a company whose primary service offerings are preclinical development activities, and that have limited, *in vitro*, organ-on-chip, service offerings, for biopharmaceutical and/or medical device organizations.

7. ***Nonsolicitation; Nondisparagement***. During the term of this Agreement, and for 12 months thereafter, the Employee will not directly or indirectly, without the prior written consent of the Company, either on the Employee's own behalf or on behalf of any third party, disrupt, damage, impair or interfere with the business of the Company whether by way of interfering with or recruiting Company's directors, officers, employees, agents, consultants, vendors, suppliers, partners, customers, clients or other third parties with which the Company does business, or in any manner attempting to persuade, solicit, recruit, encourage or induce any such persons to discontinue their relationship with the Company.

Neither party will at any time make any disparaging remarks about the other party to any third party. The foregoing shall not be violated by truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings).

8. ***Confidentiality Obligation***. The Employee will hold all Company Confidential Information in confidence and will not disclose, use, copy, publish, summarize, or remove from the premises of the Company any Confidential Information, except as necessary to carry out the Employee's performance of Services under this Agreement. Upon the expiration or termination of this Agreement, the Employee agrees to make no further use or utilization of any Confidential Information and to return all Company Confidential Information in the Employee's possession to the Company.

9. ***Information of Others***. The Employee will safeguard and keep confidential the proprietary information of customers, vendors, advisors, and other parties with which the

Company does business to the same extent as if it were the Company's Confidential Information. The Employee will not use or disclose to the Company any confidential, trade secret, or other proprietary information or material of any previous employer or other person and will not bring onto the Company's premises any unpublished document or any other property belonging to any former or current employer without the written consent of that former or current employer.

10. ***Company Property***. All papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, and other materials, including copies and in whatever form, relating to the business of the Company that the Employee possesses or creates as a result of the Employee's Services to the Company, whether or not confidential, are the sole and exclusive property of the Company. Upon the expiration or termination of this Agreement, the Employee will promptly deliver all such materials and Company Confidential Information to the Company and will sign and deliver to the Company the "Termination Certificate" attached hereto as Exhibit B.

11. ***Ownership of Inventions***.

11.1 ***Ownership and Assignment***. All Inventions (as defined above in Section 2.1(c)), and all documentation and notes related thereto, made, created, generated, conceived or developed by the Employee during the term of this Agreement or otherwise resulting from the Services will, to the maximum extent permitted by law, be "works made for hire" and will become and remain the sole and exclusive property of the Company. The Employee will promptly notify the Company in writing of all Inventions so conceived or made by the Employee. To the extent that ownership of such Inventions does not automatically vest in the Company as a matter of law, the Employee agrees to assign and does hereby assign to the Company or its designees, without further consideration, the Employee's entire right, title, and interest in and to all Inventions, including all rights to obtain, register, perfect, and enforce patents, copyrights, mask work rights, and other intellectual property rights and protections with respect thereto, whether or not patent or copyright applications are filed thereon. Notwithstanding the foregoing, Exhibit D lists any and all items developed by the Employee prior to the date hereof that may otherwise constitute "Inventions" related to the Company's business that are hereby expressly excluded from this Section 11.1.

11.2 ***Power of Attorney***. During the term of the term of this Agreement and as necessary thereafter, the Employee will assist the Company (at the Company's expense) to obtain and enforce patents, copyrights, mask work rights, and other forms of intellectual property protection on Inventions. If the Company is unable because of the mental or physical incapacity of the Employee or for any other reason to secure the signature of the Employee to apply for or to pursue any application for any United States or foreign letters patent or copyright registrations covering Inventions assigned to the Company pursuant to Section 11.1, then the Employee hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Employee's agent and attorney in fact, to act for and on the Employee's behalf and stead to execute and file any such applications and to do all other lawfully permitted acts to further the prosecution and issuance of letters patent or copyright registrations thereon.

11.3 ***Moral Rights***. The Employee also hereby irrevocably transfers and assigns to Company, and agrees to irrevocably transfer and assign to Company, and waives and agrees

never to assert, any and all "Moral Rights" (as defined below) that the Employee may have in or with respect to any Inventions, during and after the term of this Agreement. "***Moral Rights***" mean any rights to claim authorship of any Invention, to object to or prevent the modification or destruction of any Invention, to withdraw from circulation or control the publication or distribution of any Invention, and any similar right, existing under judicial or statutory law of any country in the world, or under any treaty, regardless of whether or not such right is called or generally referred to as a "moral right."

11.4 ***Patent Applications***. If the Company files an original United States patent application covering any invention of which the Employee is a named inventor, the Employee will receive an inventor's fee of $100.

11.5 ***Publications.*** The Employee agrees to submit to the Company any proposed publication that contains any discussion relating to the Company Confidential Information, Inventions or Services performed by the Employee for the Company hereunder. The Employee further agrees that no such publication shall be made without the prior written consent of the Company, which consent shall not be unreasonably withheld. Any such consent shall be given within sixty (60) days.

11.6 ***Further Assurance***. The Employee will execute such documents as the Company will reasonably require to evidence and confirm the transfer of rights to the Company made under this Agreement.

If the Employee is no longer employed by Company, Company may ask Employee to assist with additional efforts to address Company matters. Company will pay Employee for time and expenses incurred to provide such assistance.

12. ***Prior Contracts***. The Employee represents that except as disclosed in writing to the Company, (a) there are no other contracts to assign Inventions that are now in existence between any other person or entity and the Employee, and (b) the Employee has no employments, consultancies or undertakings which would restrict or impair the Employee's performance of this Agreement.

13. ***Agreements with the United States Government and Other Third Parties***. The Employee acknowledges that the Company from time to time may have agreements with other persons or with the United States Government or agencies thereof which impose obligations or restrictions on the Company regarding Inventions made during the course of work under such agreements or regarding the confidential nature of such work. The Employee agrees to be bound by all such obligations or restrictions and to take any and all action necessary to discharge the obligations of the Company thereunder.

14. ***Miscellaneous***.

14.1 ***Waiver***. The waiver of the breach of any provision of this Agreement will not operate or be construed as a waiver of any subsequent breach of the same or other provision hereof.

14.2 ***Notices***. All notices, requests, demands, and other communications required by, or made in connection with, this Agreement or the transactions contemplated by this Agreement, will be in writing and will be deemed to have been duly given on the date of delivery, if delivered in person, or three business days after mailing if mailed by certified or registered mail, postage prepaid, return receipt requested, addressed as follows:

If to the Company: Ken Najour
Chief Financial Officer
Hesperos Inc.
12501 Research Parkway
Orlando, Fl 32826

If to the Employee: Lawrence Florin
720 Friendship Hill Drive
Collegeville, PA 19426

Such addresses may be changed, from time to time, by means of a notice given in the manner provided in this Section 14.2.

14.3 ***Assignment***. The rights and liabilities of the parties hereto will bind and inure to the benefit of their respective successors, heirs, executors and administrators, as the case may be; provided, however, that as the Company has specifically contracted for the services to be provided by the Employee hereunder, the Employee may not assign or delegate the Employee's obligations under this Agreement either in whole or in part without the prior written consent of the Company.

14.4 ***Headings***. The section headings used in this Agreement are intended for convenience of reference and will not by themselves determine the construction or interpretation of any provision of this Agreement.

14.5 ***Survival of Provisions***. Each and all of the terms, provisions and/or covenants of each of Sections 3 through 14 of this Agreement will, for any and all purposes whatsoever, survive the termination of this Agreement.

14.6 ***Governing Law***. This Agreement will be governed by, and construed in accordance with, the laws of the State of Florida, excluding those laws that direct the application of the laws of another jurisdiction.

14.7 ***Injunctive Relief***. The Employee acknowledges and agrees that damages will not be an adequate remedy in the event of a breach of any of the Employee's obligations under this Agreement. The Employee therefore agrees that the Company will be entitled (without limitation of any other rights or remedies otherwise available to the Company and without the necessity of posting a bond or other security) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement. The Employee hereby submits to the jurisdiction and venue of the courts of the State of Florida for purposes of any such action. The Employee further agrees that service upon the Employee in any such action or proceeding may be made by first class mail, certified or registered, to the Employee's address as last appearing on the records of the Company.

14.8 ***Arbitration***. Any controversy or claim arising out of, or relating to, this Agreement or the breach of this Agreement will be settled by arbitration by, and in accordance with the applicable Commercial Arbitration Rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator(s) may be entered in any court having

jurisdiction. The arbitrator(s) will have the right to assess, against a party or among the parties, as the arbitrator(s) deem reasonable, (a) administrative fees of the American Arbitration Association, (b) compensation, if any, to the arbitrator(s) and (c) attorneys' fees incurred by a party. The Employee further agrees that service upon the Employee in any such action or proceeding may be made by first class mail, certified or registered, to the Employee's address as last appearing on the records of the Company.

14.9 ***Attorneys' Fees***. If any party seeks to enforce its rights under this Agreement by legal proceedings or otherwise, the non-prevailing party will pay all costs and expenses of the prevailing party.

14.10 ***Counterpart and Facsimile Signatures***. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. This Agreement may be executed by facsimile signature (including signatures in Adobe PDF or similar format).

14.11 ***Enforcement***. If any portion of this Agreement is determined to be invalid or unenforceable, such portion will be adjusted, rather than voided, to achieve the intent of the parties to the extent possible, and the remainder will be enforced to the maximum extent possible.

14.12 ***Entire Agreement; Modifications***. Except as otherwise provided herein or in the exhibits hereto, this Agreement represents the entire understanding among the parties with respect to the subject matter of this Agreement, and this Agreement supersedes any and all prior and contemporaneous understandings, agreements, plans, and negotiations, whether written or oral, with respect to the subject matter hereof, including, without limitation, any understandings, agreements, or obligations respecting any past or future compensation, bonuses, reimbursements, or other payments to the Employee from the Company. All modifications to this Agreement must be in writing and signed by each of the parties hereto.

14.13 ***Tax Matters***.

a) The Company may withhold from any and all amounts payable under this Agreement or otherwise such federal, state and local taxes as may be required to be withheld pursuant to any applicable law or regulation.

b) The intent of the parties is that payments and benefits under this Agreement comply with Internal Revenue Code Section 409A and the regulations and guidance promulgated thereunder (collectively "**Code Section 409A**") and, accordingly, to the maximum extent permitted, this Agreement shall be interpreted to be in compliance therewith. In no event whatsoever shall the Company be liable for any additional tax, interest or penalty that may be imposed on the Employee by Code Section 409A or damages for failing to comply with Code Section 409A, provided such additional tax, interest or penalty is not the direct or indirect fault of the Company.

A termination of employment shall not be deemed to have occurred for purposes of any provision of this Agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a "separation from service" within the meaning of Code Section 409A and, for purposes of any

such provision of this Agreement, references to a "termination," "termination of employment" or like terms shall mean "separation from service."

i. Notwithstanding anything to the contrary in this Agreement, if the Employee is deemed on the date of termination to be a "specified employee" within the meaning of that term under Code Section 409A(a)(2)(B), then with regard to any payment or the provision of any benefit that is considered deferred compensation under Code Section 409A payable on account of a "separation from service," such payment or benefit shall not be made or provided until the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of such "separation from service" of the Employee, and (B) the date of the Employee's death, to the extent required under Code Section 409A.

ii. Upon the expiration of the foregoing delay period, all payments and benefits delayed pursuant to this section (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Employee in a lump sum, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

iii. To the extent that reimbursements or other in-kind benefits under this Agreement constitute "nonqualified deferred compensation" for purposes of Code Section 409A, (A) all expenses or other reimbursements hereunder shall be made on or prior to the last day of the taxable year following the taxable year in which such expenses were incurred by the Employee, (B) any right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (C) no such reimbursement, expenses eligible for reimbursement, or in-kind benefits provided in any taxable year shall in any way affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year.

- However, Severance Compensation, Change of Control Severance Compensation (including Voluntary Termination for Good Cause) and/or compensation associated with Termination due to Death or Disability of the Employee may not be subject to Code Section 409A provided the severance pay is not two times the annual compensation for the preceding year and the entirety of the severance pay is made within two years of the date of termination.

iv. For purposes of Code Section 409A, the Employee's right to receive any installment payments pursuant to this Agreement shall be treated as a right to receive a series of separate and distinct payments.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the parties hereto have executed this Employment Agreement as of the date first written above.

Company: Hesperos, Inc.

DocuSigned by:
James Hickman

James Hickman, PhD
Chair, Board of Directors

Date: 01 August 2024

Employee: Lawrence Florin

Signed by:
Lawrence Florin

Lawrence Florin
CEO

Date: 01 August 2024

EXHIBIT A

THE EMPLOYEE'S DUTIES AND SERVICES TO THE COMPANY

1. Services. Employee will perform the duties typically assigned to a CEO, as summarized below:

   - Act as the figurative head of the organization when communicating with stockholders, government entities and the general public.
   - Lead the development of the organization's long- and short-term strategies.
   - Manage overall operations and make major decisions affecting the organization.
   - Manage the organization's resources.
   - Negotiate or approve agreements and contracts for the organization.
   - Manage company organizational structure.
   - Communicate with the Board of Directors.
   - Identify, assess, and propose solutions to avoid/minimize risks to the company.
   - Set strategic goals.
   - Provide company-wide leadership.
   - Serve as the Company's primary spokesperson.
   - Identify and address companywide problems.
   - Develop and uphold the Hesperos' culture and mission/vision.
   - Implement strategic plans by working with senior stakeholders.
   - Evaluate and track the success of the Company in reaching its goals.
   - Lead in the raising of equity or debt funding, as needed.

   As part of the 90-day onboarding and orientation period, it is expected that the CEO will perform the following:

   - Attend, participate in, run and/or lead Hesperos meetings, as appropriate.
   - Develop and present a draft outline of a business development strategy to the Board to profitably grow Hesperos revenue and capacity within 60 days of starting employment.
   - Finalize and present a Business Development Strategy to the Board within 120 days of starting employment.

2. Corporate title. Chief Executive Officer

3. Compensation.

   Base Salary & Periodic Bonuses: The employee will be compensated with an annual Base Salary of $240,000 for a period not to exceed 6 months from the date of the first day of employment. No later than 6 months after the first date of employment and the successful completion of the onboarding and orientation period, the annual Base Salary will increase to $300,000. All Periodic Bonus payments made during the first year of employment will be based upon the Base Salary of $300,000. Thereafter, Adjustments in Base Salary and Periodic Bonuses will be established as described in Section 4.1 (in its entirety).

Stock Awards and Other Incentives: The Company will grant Employee 535,215 shares of Hesperos Inc. common stock, in the form of restricted stock units (RSUs) (not inclusive of other equity Periodic Bonus compensation that may be awarded to Employee by the Company Board) representing 5% of the authorized issued and outstanding common stock [including common stock to be issued through a convertible note, to BTomorrow Ventures, Ltd ('BTV')] as of the Effective Date of this Agreement. These RSU will vest over five years (30% in year 1, 25% in year 2, and 15% in years 3, 4 and 5, respectively) with vesting at the completion of each year, except in circumstances wherein such vesting may be accelerated as described in Sections 5.1 a) iii and 5.3 a) of the Agreement, respectively.

Employee shall have the right to defer acceptance of any vested RSUs, provided such deferment shall not exceed seven years from the date of that the shares are vested.

Vested RSUs shall be settled upon the first liquidity event to occur following the vesting date provided such liquidity event occurs within seven years following the date of vesting. The RSUs shall be subject to the terms and conditions of the definitive RSU award agreements and underlying equity agreements of the Company.

Expenses Reimbursement: Company shall pay all reasonable Company-related expenses incurred, as approved by the Board, or pursuant to approved Company policies.

Benefits: Employee shall have all benefits available to Company employees, in addition to supplemental Medical and Other Benefits as described in Section 4.2 a) of the Agreement as agreed by and between the Employee and the Company.

Long-Term Remote Work Expenses: During the initial period of Employee's employment (the earlier of 6 months or until the date the Employee's annual Base Salary is set at $300,000), the Company will pay all reasonable travel, lodging and meals (including reasonable miscellaneous) expenses incurred by Employee. Thereafter, and for the remainder of the Employee's employment over the initial 3-year term of this Agreement, the Company will prepay or will reimburse Employee for incurred long-term remote work expenses; the total remote work expenses will not exceed seventy thousand dollars ($70,000), unless otherwise agreed between Employee and Company.

Long-term remote work expenses may be incurred, as determined by Employee, for any of the following, including, but not limited to, extended housing leases and furnishings, food, transportation related costs, real estate commissions and/or moving costs. Such long-term remote working expenses include any non-cancelable agreements or costs (eg, leases) that may be incurred by Employee should Company terminate Employee's continued employment with the company for any reason or due to the Employee's decision to exercise Voluntary Termination for Good Reason.

If not paid directly by Company, Company agrees to reimburse Employee within 15 calendar days of submission of appropriate documentation (eg, expense reports) of any long-term remote work expenses.

In addition to the above noted total long-term remote work expenses, Company agrees to pay for all air travel and related transportation (eg, travel by car and/or train to and from airport) expenses incurred by Employee to permit the performance of the remote work.

EXHIBIT B

TERMINATION CERTIFICATE

This is to certify that I do not have in my possession, nor have I failed to return, any papers, records, data, notes, drawings, files, documents, samples, devices, products, equipment, designs, computer programs, and other materials, including reproductions of any of the aforementioned items, belonging to Hesperos, Inc. its subsidiaries, affiliates, successors, or assigns (together, the "**Company**").

I further certify that I have complied with all the terms of my Employment Agreement signed by me, including the reporting of any Inventions (as defined therein) conceived or made by me (solely or jointly with others) covered by the Employee Agreement.

I further agree that, in compliance with my Employment Agreement, I will hold in confidence and will not disclose, use, copy, publish, or summarize any Confidential Information (as defined in my Employment Agreement) of the Company or of any of its customers, vendors, advisors, and other parties with which it does business.

Employee: ____________________________

Date: ____________

EXHIBIT C

[redacted]

EXHIBIT D

PRIOR INVENTIONS

- Methods to identify patients using Internet databases, search engines and social media-driven marketing approaches
- Methods (including software) designed to capture EHR data (with and without middleware) using FHIR protocols for patient-clinical trial matching (& geo-mapping), social listening and analytics analyses, patient communications and reporting tools
- Methods to transfer EHR data to EDC using FHIR, HL7 and ODM standards and data transfer protocols